                                                                      EXHIBIT 11

================================================================================

COMPUTATION OF INCOME PER SHARE

As more fully described in note 13 of the notes to consolidated financial statements herein, the Company has outstanding certain employee stock option plans and a stock purchase plan. The shares and options within such plans have been determined to be common stock equivalents for purposes of computing income per share.

During the years ended December 31, 1995 and 1994, the market price of the Company's common stock exceeded the exercise price of certain of these common stock equivalents.

The weighted average number of primary shares including common stock equivalents was 15,202,400 in 1995, 14,667,023 in 1994 and 14,161,160 in 1993. The weighted average number of shares used to compute income per common share was retroactively adjusted to reflect an 8% stock dividend declared in the first quarter of 1996 and 5% stock dividends declared in the first quarters of 1994 and 1995.

The weighted average number of fully diluted shares including common stock equivalents was 15,253,929 in 1995, 14,667,111 in 1994 and 14,200,887 in 1993.
The weighted average number of shares used to compute income per common share was retroactively adjusted to reflect an 8% stock dividend declared in the first quarter of 1996 and 5% stock dividends declared in the first quarters of 1994 and 1995.

                                  EXHIBIT 11



================================================================================